EXHIBIT 5.1
                              Cassidy & Associates
                                Attorneys At Law
                               1504 R Street, N.W.
                             Washington, D.C. 20009
                                  202/387-5400

                                 August 24, 1996

Board of Directors
World Wide Stone Corporation
2150 West University Drive
Tempe, Arizona 85281

Gentlemen:

         This opinion letter is submitted to you in conformance with Item 601 of Regulation S-K of the Securities and Exchange Commission with respect to the registration by World Wide Stone Corporation ("the Company") of 5,000,000 shares of Common Stock, par value $0.001 per share ("the Shares"), to be issued upon the exercise of Common Stock Purchase Warrants ("the Warrants") granted pursuant to a Consulting Agreement dated August 12, 1996 between the Company and La Costa Financial Corporation.

         We have examined the original, certified, conformed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuiness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents. We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

         Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly reserved for issue upon exercise of the Warrants and that the Shares, when issued in conformance with the terms of the Warrants as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.
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         We  hereby  consent  to the  inclusion  of this  opinion  letter in the
Registration Statement to be filed with the Securities and Exchange Commission.



                                             Sincerely,

                                             Cassidy & Associates


                                             By: /s/ James Michael Cassidy, Esq.